NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 12, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Western Goldfields Inc.,
Common Stock, Without Par Value is
being effected because
the Exchange knows or is reliably
informed that on June 1, 2009 the
instruments representing the
securities comprising the entire
class of this security came to
evidence, by operation of law or
otherwise, other securities in
substitution therefore and
represent no other right except,
if such be the fact, the right
to receive an immediate cash payment.


The security was suspended by the
Exchange on June 2, 2009.